Exhibit 99.8

Z RESEARCH, INC.

STOCK RESTRICTION AGREEMENT

This Stock Restriction Agreement (the “Agreement”) is made as of December 12, 2008 by and between Z Research, Inc., a Delaware corporation (the “Company”), and Hitesh Chellani (the “Stockholder” or “Purchaser”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement between the Company and the Stockholder, dated as of October 30, 2008 (the “SPA”).

WHEREAS, pursuant to the SPA, the Stockholder originally purchased 2,500,000 shares of the Company’s Common Stock (the “Shares”) at $0.001 per share for an aggregate purchase price of $2,500;

WHEREAS, in order to increase the Company’s ability to obtain financing, the Stockholder and the Company desire to agree to the vesting and other provisions set forth in this Agreement with respect to the Shares;

WHEREAS, the Stockholder agrees to certain restrictions on transfer and subject the Shares to a lapsing right of repurchase by the Company, all as set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and representations set forth below, the Company and Stockholder agree as follows:

1. Repurchase Option.

A. Option. In the event the Purchaser ceases to be an employee, consultant, advisor, officer or director of the Company (a “Service Provider”) for any or no reason, including, without limitation, by reason of the Purchaser’s death or disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), “Disability”), resignation or involuntary termination, the Company shall, from such time (as determined by the Company in its discretion), have an irrevocable, exclusive option to repurchase (the “Repurchase Option”) any Shares which have not yet been released from the Repurchase Option (the “Unreleased Shares”), at a price per share equal to the lesser of (x) the fair market value of the shares at the time the Repurchase Option is exercised, as determined by the Company’s board of directors and (y) the Purchase Price (the “Repurchase Price”). The Company may exercise its Repurchase Option as to any or all of the Unreleased Shares at any time after the Purchaser ceases to be a Service Provider; provided, however, that without requirement of further action on the part of either party hereto, the Repurchase Option shall be deemed to have been automatically exercised as to all Unreleased Shares at 5:00 p.m. (Pacific Time) as of the date that is 60 days following the date the Purchaser ceases to be a Service Provider, unless the Company declines in writing to exercise its Repurchase Option prior to such time.

B. Exercise. If the Company decides not to exercise its Repurchase Option, it shall notify the Purchaser in writing within 60 days of the date the Purchaser ceases to be a Service Provider. If the Repurchase Option is exercised or deemed exercised, within 90 days of the date the Purchaser ceases to be a Service Provider, the Company shall deliver payment to the Purchaser, with a copy to the Escrow Agent (as defined in Section 3 hereof), by any of the following methods, in the Company’s sole discretion: (i) delivering to the Purchaser or the Purchaser’s executor a check in the amount of the aggregate Repurchase Price, (ii) canceling an amount of the Purchaser’s indebtedness to the Company equal to the aggregate Repurchase

Price, or (iii) any combination of (i) and (ii) such that the combined payment and cancellation of indebtedness equals the aggregate Repurchase Price.

C. Rights upon Exercise. In the event that the Repurchase Option is exercised or deemed exercised, the sole right and remedy of the Purchaser thereafter shall be to receive the Repurchase Price, and in no case shall the Purchaser have any claim of ownership as to any of the Unreleased Shares.

D. Assignability. The Company in its sole discretion may assign all or part of the Repurchase Option to one or more employees, officers, directors or stockholders of the Company or other persons or organizations.

2. Release of Shares from Repurchase Option; Vesting.

A. Vesting. 30% of the total number of Shares shall be released from the Repurchase Option on the date of this Agreement; thereafter, beginning on the date one month following the date of this Agreement, and so long as the Stockholders continuous status as a Service Provider has not yet terminated in each such instance, an additional 1/48th of the total number of remaining Shares shall be released from the Repurchase Option on the corresponding day of each month thereafter (or if there is no corresponding day in any such month, on the last day of such month), until all Shares have been released on the fourth anniversary of this Agreement.

B. Acceleration upon Termination without “Cause”. If the Purchaser’s continuous status as a Service Provider is terminated by the Company without Cause (as defined below) or by the Purchaser for Good Reason (as defined below) at any time within four years from the date of this Agreement, 100% of the total number of Shares that have not been released from the Repurchase Option shall be immediately released from the Repurchase Option.

C. Acceleration upon Termination after a Change of Control. In addition to the foregoing, if the Purchaser’s continuous status as a Service Provider is terminated by the Company for any reason, or by the Purchaser for Good Reason (as defined below), within twelve (12) months after a Change of Control (as defined below), 100% of the total number of Shares that have not been released from the Repurchase Option shall be immediately released from the Repurchase Option.

D. “Change of Control” Definition. For purposes of this Agreement, a “Change of Control” means either:

(1) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately before such transaction or series of transactions retain, immediately after such transaction or series of transactions, either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving or resulting entity, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); or

(2) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Company.

E. Delivery of Released Shares. Subject to the provisions of Section 3, the Shares which have been released from the Company’s Repurchase Option shall be delivered to the Purchaser at the Purchaser’s request.

F. “Cause” Definition. For purposes of this Agreement, “Cause” shall mean:

(i) the Purchaser’s repeated failure, in the reasonable judgment of the Board of Directors, to substantially perform his or her assigned duties or responsibilities as a Service Provider as directed or assigned by the Company’s Board of Directors (other than a failure resulting from the Purchaser’s Disability) after written notice thereof from the Company’s Board of Directors to the Purchaser describing in reasonable detail the Purchaser’s failure to perform such duties or responsibilities and the Purchaser having had the opportunity to address the Board, with counsel, regarding such alleged failures and his or her failure to remedy same within 30 days of receiving written notice; (ii) the Purchaser engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company or its affiliates; (iii) the Purchaser’s violation of a federal or state law or regulation directly or indirectly applicable to the business of the Company or its affiliates, which violation was or is reasonably likely to be injurious to the Company or its affiliates; (iv) the Purchaser’s material breach of the terms of any confidentiality agreement or invention assignment agreement between the Purchaser and the Company (or any affiliate of the Company); or (v) the Purchaser being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or its affiliates.

G. “Good Reason” Definition. For purposes of this Agreement, “Good Reason” shall mean:

(i) a material adverse alteration in the nature of the Purchaser’s position, duties and/or responsibilities (provided that changing the Purchaser’s position, duties and/or responsibilities to that/those of another senior executive officer position shall not be deemed a material adverse alteration in the nature of the Purchaser’s position); (ii) a change downward in title or a change downward in reporting and/or any other action by the Company that results in a diminution in the Purchaser’s authority (provided that changing the Purchaser’s title to another senior executive officer position shall not be deemed a material adverse alteration in the nature of the Purchaser’s position); (iii) the Purchaser is excluded from any of the Company’s (or upon a Change of Control, its successor’s) benefits or compensatory arrangements to which the Purchaser would otherwise be entitled; (iv) any reduction by the Company of the Purchaser’s total remuneration with the Company, except to the extent that such reduction is an across the board reduction in the fees payable by the Company to all of its officers; or (v) any movement of more than fifty (50) miles of the Purchaser’s principal place to report to work.

3. Market Standoff.

The Purchaser hereby agrees that the Purchaser shall not sell, offer, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer or encumber, directly or indirectly, any Shares or other securities of the Company, nor shall the Purchaser enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Shares or other securities of the Company, during the period from the filing of the first registration statement of the Company filed under the Securities Act of 1933, as amended (the “Securities Act”), that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act through the end of the 180-

day period following the effective date of such registration statement (or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto). The Purchaser further agrees, if so requested by the Company or any representative of its underwriters, to enter into such underwriter’s standard form of “lockup” or “market standoff” agreement in a form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of any such restriction period.

4. Escrow.

A. Deposit. As security for the faithful performance of this Agreement, Stockholder agrees, immediately upon receipt of the certificate(s) evidencing the Shares, to deliver such certificate(s), together with a stock power in the form of Exhibit A attached to this Agreement, executed by Stockholder and by Stockholder’s spouse, if any (with the date and number of Shares left blank), to Wilson Sonsini Goodrich & Rosati, P.C. or to another designee of the Company (the “Escrow Agent”). These documents shall be held by the Escrow Agent pursuant to the Joint Escrow Instructions of the Company and Stockholder set forth in Exhibit B attached to this Agreement, which instructions are incorporated into this Agreement by this reference, and which instructions shall also be delivered to the Escrow Agent after the Closing.

B. Rights in Escrow Shares. Subject to the terms hereof, the Stockholder shall have all the rights of a stockholder with respect to such Shares while they are held in escrow, including without limitation, the right to vote the Shares. If, from time to time during the term of the Company’s Repurchase Option, there is (i) any stock dividend, stock split or other change in the Shares, (ii) any dividend of cash or other property on the Shares, or (iii) any merger or sale of all or substantially all of the assets or other acquisition of the Company, any and all new, substituted or additional securities or cash or other consideration to which the Stockholder is entitled by reason of the Stockholder’s ownership of the Shares shall immediately become subject to this escrow, deposited with the Escrow Agent and included thereafter as “Shares” for purposes of this Agreement and the Company’s Repurchase Option.

5. Tax Consequences. The Stockholder has reviewed with the Stockholder’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Stockholder is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Stockholder understands that the Stockholder (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

6. Company’s Right of First Refusal. Subject to the terms and provisions of that certain Right of First Refusal and Co-Sale Agreement dated of even date herewith by and among the Company, the Stockholder and certain other holders of the Company’s stock, before any Shares (or any beneficial interest in such Shares) may be sold, transferred, encumbered or otherwise disposed of in any way (whether by operation of law or otherwise) by the Purchaser or any subsequent transferee (each a “Holder”), such Holder must first offer such Shares or beneficial interest to the Company and/or its assignee(s) as follows:

A. Notice of Proposed Transfer. The Holder shall deliver to the Company a written notice stating: (i) the Holder’s bona fide intention to sell or otherwise transfer the Shares; (ii) the name of each proposed transferee; (iii) the number of Shares to be transferred to each proposed transferee; (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the Shares; and (v) that by delivering the notice, the Holder offers all such Shares to the Company and/or its assignee(s) pursuant to this section and on the same terms described in the notice.

B. Exercise of Right of First Refusal. At any time within 30 days after receipt of the Holder’s notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the proposed transferees, at the purchase price determined in accordance with Section 6.C.

C. Purchase Price. The purchase price for the Shares purchased by the Company and/or its assignee(s) under this section shall be the price listed in the Holder’s notice. If the price listed in the Holder’s notice includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of the Company in its sole discretion.

D. Payment. Payment of the purchase price shall be made, at the option of the Company and/or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company and/or its assignee(s), or by any combination thereof within 30 days after receipt by the Company of the Holder’s notice (or at such later date as is called for by such notice).

E. Holder’s Right to Transfer. If all of the Shares proposed in the notice to be transferred to a given proposed transferee are not purchased by the Company and/or its assignee(s) as provided in this section, then the Holder may sell or otherwise transfer such Shares to that proposed transferee; provided that: (i) the transfer is made only on the terms provided for in the notice, with the exception of the purchase price, which may be either the price listed in the notice or any higher price; (ii) such transfer is consummated within 60 days after the date the notice is delivered to the Company; (iii) the transfer is effected in accordance with any applicable securities laws, and if requested by the Company, the Holder shall have delivered an opinion of counsel acceptable to the Company to that effect; and (iv) the proposed transferee agrees in writing to receive and hold the Shares so transferred subject to all of the provisions of this Agreement, including but not limited to this Section 6, and there shall be no further transfer of such Shares except in accordance with the terms of this section. If any Shares described in a notice are not transferred to the proposed transferee within the period provided above, then before any such Shares may be transferred, a new notice shall be given to the Company, and the Company and/or its assignees shall again be offered the right of first refusal described in this section.

F. Exception for Certain Family Transfers. Notwithstanding anything to the contrary contained elsewhere in this section, the transfer of any or all of the Shares during the Holder’s lifetime or on the Holder’s death by will or intestacy to (i) the Holder’s spouse or domestic partner; (ii) the Holder’s lineal descendants or antecedents, siblings, aunts, uncles, nieces and nephews (including adoptive relationships and step relationships), and their spouses or domestic partners; and (iii) a trust or other similar estate planning vehicle for the benefit of the Holder or any such person, shall be exempt from the provisions of this section; provided that, in each such case, the transferee agrees in writing to receive and hold the Shares so transferred subject to all of the provisions of this Agreement, including but not limited to this section, and there shall be no further transfer of such Shares except in accordance with the terms of this section; and provided further, that without the prior written consent of the Company, which may be withheld in the sole discretion of the Company, no more than three transfers may be made pursuant to this section, including all transfers by the Holder and all transfers by any transferee. For purposes of this Agreement, a person will be deemed to be a “domestic partner” of another person if the two persons (1) reside in the same residence and plan to do so indefinitely, (2) have resided together for at least one year, (3) are each at least 18 years of age and mentally competent to consent to contract, (4) are not blood relatives any closer than would prohibit legal marriage in the state in which they reside, (5) are financially interdependent, as demonstrated to the reasonable satisfaction of the Company and (6) have each been the sole spouse equivalent of the other for the year prior to the transfer and plan to remain so indefinitely; provided that a person will not be considered a domestic partner if he or she is married to another person or has any other spouse equivalent.

G. Termination of Right of First Refusal. The right of first refusal contained in this section shall terminate as to all Shares purchased hereunder upon the earlier of: (i) the closing date of the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act, and (ii) the closing date of a Change of Control pursuant to which the holders of the outstanding voting securities of the Company receive securities of a class registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

7. General Provisions.

A. Choice of Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of California.

B. Integration. This Agreement, including all exhibits hereto, represents the entire agreement between the parties with respect to the purchase of the Shares by the Stockholder and supersedes and replaces any and all prior written or oral agreements regarding the subject matter of this Agreement including, but not limited to, any representations made during any interviews, relocation discussions or negotiations whether written or oral.

C. Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either the Company or the Stockholder pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service or (v) four days after being deposited in the U.S. mail, First Class with postage prepaid and return receipt requested, and addressed to the parties at the addresses provided to the Company (which the Company agrees to disclose to the other parties upon request) or such other address as a party may request by notifying the other in writing.

D. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this section or which becomes bound by the terms of this Agreement by operation of law. Subject to the restrictions on transfer set forth in this Agreement, this Agreement shall be binding upon Stockholder and his or her heirs, executors, administrators, successors and assigns.

E. Assignment; Transfers. Except as set forth in this Agreement, this Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by the Stockholder without the prior written consent of the Company. Any attempt by the Stockholder without such consent to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Except as set forth in this Agreement, any transfers in violation of any restriction upon transfer contained in any section of this Agreement shall be void, unless such restriction is waived in accordance with the terms of this Agreement.

F. Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, nor prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and shall not constitute a waiver of either party’s right to assert any other legal remedy available to it.

G. Stockholder Investment Representations and Further Documents. The Stockholder agrees upon request to execute any further documents or instruments necessary or reasonably desirable in the view of the Company to carry out the purposes or intent of this Agreement, including (but not limited to) Exhibits A, B and C to this Agreement.

H. Severability. Should any provision of this Agreement be found to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable to the greatest extent permitted by law.

I. Rights as Stockholder. Subject to the terms and conditions of this Agreement, Stockholder shall have all of the rights of a stockholder of the Company with respect to the Shares from and after the date that Stockholder delivers a fully executed copy of this Agreement (including the applicable exhibits and attachments to this Agreement) and full payment for the Shares to the Company, and until such time as Stockholder disposes of the Shares in accordance with this Agreement. Upon such transfer, Stockholder shall have no further rights as a holder of the Shares so purchased except (in the case of a transfer to the Company) the right to receive payment for the Shares so purchased in accordance with the provisions of this Agreement, and Stockholder shall forthwith cause the certificate(s) evidencing the Shares so purchased to be surrendered to the Company for transfer or cancellation.

J. Adjustment for Stock Split. All references to the number of Shares and the purchase price of the Shares in this Agreement shall be adjusted to reflect any stock split, stock dividend or other change in the Shares which may be made after the date of this Agreement.

K. Employment at Will. STOCKHOLDER ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THIS AGREEMENT IS EARNED ONLY BY CONTINUING SERVICE AS A SERVICE PROVIDER AT WILL (AND NOT THROUGH THE ACT OF BEING HIRED OR PURCHASING SHARES HEREUNDER). STOCKHOLDER FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, OR FOR ANY PERIOD AT ALL, AND SHALL NOT INTERFERE WITH STOCKHOLDER’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE STOCKHOLDER’S RELATIONSHIP WITH THE COMPANY AT ANY TIME, WITH OR WITHOUT CAUSE OR NOTICE.

L. Arbitration and Equitable Relief.

(1) Arbitration. IN CONSIDERATION OF THE PROMISES IN THIS AGREEMENT, THE PURCHASER AGREES THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER OR BENEFIT PLAN OF THE COMPANY IN THEIR CAPACITY AS SUCH OR OTHERWISE) ARISING OUT OF, RELATING TO, OR RESULTING FROM THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE ARBITRATION RULES SET FORTH IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1280 THROUGH 1294.2, INCLUDING SECTION 1283.05 (THE “RULES”) AND PURSUANT TO CALIFORNIA LAW. DISPUTES WHICH THE PURCHASER AGREES TO ARBITRATE, AND THEREBY AGREES TO

WAIVE ANY RIGHT TO A TRIAL BY JURY, INCLUDE ANY STATUTORY CLAIMS UNDER STATE OR FEDERAL LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE CALIFORNIA FAMILY RIGHTS ACT, THE CALIFORNIA LABOR CODE, CLAIMS OF HARASSMENT, DISCRIMINATION OR WRONGFUL TERMINATION AND ANY STATUTORY CLAIMS. THE PURCHASER FURTHER UNDERSTANDS THAT THIS AGREEMENT TO ARBITRATE ALSO APPLIES TO ANY DISPUTES THAT THE COMPANY MAY HAVE WITH THE PURCHASER.

(2) Procedure. THE PURCHASER AGREES THAT ANY ARBITRATION WILL BE ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) AND THAT THE NEUTRAL ARBITRATOR WILL BE SELECTED IN A MANNER CONSISTENT WITH ITS NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES. THE PURCHASER AGREES THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION AND MOTIONS TO DISMISS AND DEMURRERS, PRIOR TO ANY ARBITRATION HEARING. THE PURCHASER ALSO AGREES THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES, INCLUDING ATTORNEYS’ FEES AND COSTS, AVAILABLE UNDER APPLICABLE LAW. PURCHASER UNDERSTANDS THAT THE COMPANY WILL PAY FOR ANY ADMINISTRATIVE OR HEARING FEES CHARGED BY THE ARBITRATOR OR AAA EXCEPT THAT PURCHASER SHALL PAY THE FIRST $125.00 OF ANY FILING FEES ASSOCIATED WITH ANY ARBITRATION PURCHASER INITIATES. PURCHASER AGREES THAT THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN A MANNER CONSISTENT WITH THE RULES AND THAT TO THE EXTENT THAT THE AAA’S NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES CONFLICT WITH THE RULES, THE RULES SHALL TAKE PRECEDENCE. THE PURCHASER AGREES THAT THE DECISION OF THE ARBITRATOR SHALL BE IN WRITING.

(3) Remedy. EXCEPT AS PROVIDED BY THE RULES AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE AND FINAL REMEDY FOR ANY DISPUTE BETWEEN THE PURCHASER AND THE COMPANY. ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE RULES AND THIS AGREEMENT, NEITHER THE PURCHASER NOR THE COMPANY WILL BE PERMITTED TO PURSUE COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION. NOTWITHSTANDING, THE ARBITRATOR WILL NOT HAVE THE AUTHORITY TO DISREGARD OR REFUSE TO ENFORCE ANY LAWFUL COMPANY POLICY, AND THE ARBITRATOR SHALL NOT ORDER OR REQUIRE THE COMPANY TO ADOPT A POLICY NOT OTHERWISE REQUIRED BY LAW WHICH THE COMPANY HAS NOT ADOPTED.

(4) Availability of Injunctive Relief. BOTH PARTIES AGREE THAT ANY PARTY MAY PETITION A COURT FOR INJUNCTIVE RELIEF AS PERMITTED BY THE RULES INCLUDING, BUT NOT LIMITED TO, WHERE EITHER PARTY ALLEGES OR CLAIMS A VIOLATION OF ANY CONFIDENTIAL INFORMATION OR INVENTION ASSIGNMENT AGREEMENT BETWEEN THE PURCHASER AND THE COMPANY OR ANY OTHER AGREEMENT REGARDING TRADE SECRETS, CONFIDENTIAL INFORMATION, NONSOLICITATION OR LABOR CODE §2870. BOTH PARTIES UNDERSTAND THAT ANY BREACH OR THREATENED BREACH OF SUCH AN AGREEMENT WILL CAUSE IRREPARABLE INJURY AND THAT MONEY DAMAGES WILL NOT PROVIDE AN ADEQUATE REMEDY THEREFOR AND BOTH PARTIES HEREBY CONSENT TO THE ISSUANCE OF AN INJUNCTION. IN THE EVENT EITHER PARTY SEEKS

INJUNCTIVE RELIEF, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER REASONABLE COSTS AND ATTORNEYS’ FEES.

(5) Administrative Relief. THE PURCHASER UNDERSTANDS THAT THIS AGREEMENT DOES NOT PROHIBIT THE PURCHASER FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE OR FEDERAL ADMINISTRATIVE BODY SUCH AS THE DEPARTMENT OF FAIR EMPLOYMENT AND HOUSING, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR THE WORKERS’ COMPENSATION BOARD. THIS AGREEMENT DOES, HOWEVER, PRECLUDE THE PURCHASER FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM.

(6) Voluntary Nature of Agreement. THE PURCHASER ACKNOWLEDGES AND AGREES THAT THE PURCHASER IS EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. THE PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THE PURCHASER HAS CAREFULLY READ THIS AGREEMENT AND THAT THE PURCHASER HAS ASKED ANY QUESTIONS NEEDED FOR THE PURCHASER TO UNDERSTAND THE TERMS, CONSEQUENCES AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTANDS IT, INCLUDING THAT THE PURCHASER IS WAIVING THE PURCHASER’S RIGHT TO A JURY TRIAL. FINALLY, THE PURCHASER AGREES THAT THE PURCHASER HAS BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF THE PURCHASER’S CHOICE BEFORE SIGNING THIS AGREEMENT.

M. Reliance on Counsel and Advisors. Stockholder acknowledges that Wilson Sonsini Goodrich & Rosati, Professional Corporation, is representing only the Company in this transaction. Stockholder acknowledges that he or she has had the opportunity to review this Agreement, including all attachments hereto, and the transactions contemplated by this Agreement with his or her own legal counsel, tax advisors and other advisors. Stockholder is relying solely on his or her own counsel and advisors and not on any statements or representations of the Company or its agents for legal or other advice with respect to this investment or the transactions contemplated by this Agreement.

N. Conflict. In any conflict between the terms of this Agreement and the SPA, the terms of this Agreement will control.

O. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages shall be binding originals.

(signature page follows)

The parties represent that they have read this Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understand this Agreement. The Stockholder agrees to notify the Company of any change in his or her address below.

HITESH CHELLANI	Z RESEARCH, INC.

/s/ Hitesh Chellani	/s/ Anil Godhwani
Signature	Anil Godhwani
President and Chief Executive Officer

Address:

48815 Summit View Terrace

Fremont, CA 94539

EXHIBIT A

STOCK POWER AND ASSIGNMENT

SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED and pursuant to that certain Stock Restriction Agreement dated as of December     , 2008, the undersigned hereby sells, assigns and transfers unto                                         ,                              (            ) shares of Common Stock of Z Research, Inc., a Delaware corporation, standing in the undersigned’s name on the books of said corporation represented by certificate number              delivered herewith, and does hereby irrevocably constitute and appoint                              as attorney-in-fact, with full power of substitution, to transfer said stock on the books of said corporation.

Dated:

/s/ Hitesh Chellani
(Signature)

Hitesh Chellani
(Print Name)

/s/ Varkha Chellani
(Spouse’s Signature, if any)

Varkha Chellani
(Print Name)

This Assignment Separate From Certificate was executed in conjunction with the terms of a Stock Restriction Agreement between the above assignor and the above corporation, dated as of December     , 2008.

Instruction: Please do not fill in any blanks other than the signature and name lines.

EXHIBIT B

JOINT ESCROW INSTRUCTIONS

December 12, 2008

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attn.: Raj Judge

Dear Sirs:

As Escrow Agent for both Z Research, Inc., a Delaware corporation (the “Company”), and Hitesh Chellani (“Stockholder”), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Stock Restriction Agreement (the “Agreement”), dated as of December 12, 2008, to which a copy of these Joint Escrow Instructions is attached, in accordance with the following instructions:

1. In the event that the Company and/or any assignee of the Company (referred to collectively for convenience herein as the “Company”) exercises the Repurchase Option set forth in the Agreement, the Company shall give to the Purchaser and you a written notice specifying the number of shares of stock to be purchased, the purchase price, and the time for a closing hereunder at the principal office of the Company. The Purchaser and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

2. At the closing, you are directed (a) to date the stock assignments necessary for the transfer in question, (b) to fill in the number of shares being transferred, and (c) to deliver same, together with the certificate evidencing the shares of stock to be transferred, to the Company against the simultaneous delivery to you of the purchase price (by check or such other form of consideration mutually agreed to by the parties) for the number of shares of stock being purchased pursuant to the exercise of the Repurchase Option.

3. The Purchaser irrevocably authorizes the Company to deposit with you any certificates evidencing shares of stock to be held by you hereunder and any additions and substitutions to said shares as defined in the Agreement. The Purchaser does hereby irrevocably constitute and appoint you as his or her attorney-in-fact and agent for the term of this escrow to execute with respect to such securities all documents necessary or appropriate to make such securities negotiable and to complete any transaction herein contemplated. Subject to the provisions of this paragraph 3, the Purchaser shall exercise all rights and privileges of a stockholder of the Company while the stock is held by you.

4. Upon written request of the Purchaser after each successive one-year period from the date of the Agreement, unless the Repurchase Option has been exercised, you will deliver to the Purchaser a certificate or certificates representing so many shares of stock remaining in escrow as are not then subject to the Repurchase Option.

5. If at the time of termination of this escrow you should have in your possession any documents, securities, or other property belonging to the Purchaser, you shall deliver all of same to the Purchaser and shall be discharged of all further obligations hereunder.

6. Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

7. You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for the Purchaser while acting in good faith and in the exercise of your own good judgment, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

8. The Company and the Purchaser hereby jointly and severally expressly agree to indemnify and hold harmless you and your designees against any and all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense incurred or suffered by you and your designees, directly or indirectly, as a result of any of your actions or omissions or those of your designees while acting in good faith and in the exercise of your judgment under the Agreement, these Joint Escrow Instructions, exhibits hereto or written instructions from the Company or the Purchaser hereunder.

9. You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

10. You shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

11. You shall be entitled to employ such legal counsel and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor. The Company shall reimburse you for any such disbursements.

12. Your responsibilities as Escrow Agent hereunder shall terminate if you shall resign by written notice to each party. In the event of any such termination, the Company shall appoint a successor Escrow Agent.

13. If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

14. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

15. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or four days following deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid and return receipt requested, addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by written notice to each of the other parties hereto.

COMPANY:	Z Research, Inc.
3194 Winding Vista Common
Fremont, CA 94539

STOCKHOLDER:	Hitesh Chellani 48815 Summit View Terrace
Fremont, CA 94539

ESCROW AGENT:	Corporate Secretary 3194 Winding Vista Common
Fremont, CA 94539

16. By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Agreement.

17. This instrument shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

Very truly yours,

Z RESEARCH, INC. a Delaware corporation

By:	/s/ Anil Godhwani
Anil Godhwani
President and Chief Executive Officer

STOCKHOLDER:

By:	/s/ Hitesh Chellani
Hitesh Chellani

ESCROW AGENT: WILSON SONSINI GOODRICH & ROSATI, P.C.

/s/ Raj S. Judge
Name: Raj Judge
Title: Member

(Signature page to Joint Escrow Instructions)

EXHIBIT C

SPOUSAL CONSENT

I, Varkha Chellani, spouse of Hitesh Chellani, have read and approve of the foregoing Stock Restriction Agreement, dated as of December 12, 2008, together with all exhibits and attachments thereto (collectively, the “Agreement”), by and between my spouse and Z Research, Inc., a Delaware corporation (the “Company”). In consideration of the Company’s granting of the right to my spouse to purchase shares of Common Stock of the Company as set forth in the Agreement, I hereby appoint Hitesh Chellani as my attorney-in-fact in respect to the exercise or waiver of any rights under the Agreement, and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares issued pursuant thereto under the community property laws or under similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated: December 12, 2008

Varkha Chellani

/s/ Varkha Chellani